Exhibit 99

                     BAYCORP HOLDINGS, LTD.

                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991

      BayCorp Reports Third Quarter 2004 Operating Results
          ---------------------------------------------


     October 19, 2004 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today its operating results for the third quarter ended September 30, 2004. BayCorp reported a net loss of $250,000, or approximately $0.45 per share, for the third quarter of 2004 as compared to a net loss of $936,000, or approximately $1.45 per share, for the third quarter of 2003.

     The decrease in net loss in the third quarter of 2004 as compared to the third quarter of 2003 was primarily attributable to other income of approximately $486,000 recorded in the third quarter of 2004 reflecting the settlement and final reconciliation of certain accrued liabilities related to the Company's sale of its interests in the Seabrook Nuclear Power Plant in November 2002.

     On April 1, 2004, BayCorp's subsidiary, Great Bay Hydro Corporation ("Great Bay Hydro"), completed the acquisition of the Vermont generating facilities of Citizens Communications Company. The generating facilities include an operating hydroelectric facility of approximately 4 megawatts located in Newport, Vermont and non-operating hydroelectric facilities in Troy and West Charleston, Vermont. Great Bay Hydro assumed immediate operating responsibility for these facilities and is using the output of the Newport plant as a physical hedge for a portion of BayCorp's contractual obligation to supply 9.06 megawatts through October 2010. Also in the second quarter of 2004, a recapitalization at HoustonStreet Exchange, Inc. ("HoustonStreet") was completed. As a result, BayCorp's ownership interest in HoustonStreet increased to 59.7% and the Company began consolidating HoustonStreet effective May 1, 2004. BayCorp held a minority ownership interest in HoustonStreet in the third quarter of 2003 and accounted for HoustonStreet under the equity method in 2003.

     Operating revenues increased approximately $435,000, or 43.2%, to $1,442,000 in the third quarter of 2004 as compared to $1,007,000 in the third quarter of 2003. Revenues for the third quarter of 2004 included Great Bay Hydro revenues of approximately $196,000 and HoustonStreet revenues of approximately $242,000. Operating expenses in the third quarter of 2004 decreased approximately $299,000, or 16.6%, from $1,798,000 in the third

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quarter of 2003 to $1,499,000 in the third quarter of 2004.
Operating expenses for the third quarter of 2004 included Great Bay Hydro expenses of approximately $171,000 and HoustonStreet expenses of approximately $187,000. The reduction in operating expenses in the third quarter of 2004 as compared to the third quarter of 2003 was primarily attributable to a decrease in total administrative and general expenses. The Company has undertaken numerous cost savings measures that reduced administrative and general expenses in the third quarter of 2004 by approximately $371,000, or 41.6%, to $520,000 as compared to $891,000 in the third quarter of 2003.

      Offsetting these income items, BayCorp recorded an unrealized loss on the mark-to-market of the Company's firm forward long-term energy contract. The Company recorded a non-cash charge for a net unrealized loss of approximately $648,000 in the third quarter of 2004 as compared to a net unrealized loss of approximately $140,000 in the third quarter of 2003. The mark-to-market value of this long-term contract is based on current projections of power prices over the life of the contract.
Forward power prices were higher in the third quarter of 2004 as compared to the third quarter of 2003 primarily due to increases in the forward price of natural gas. Power generating plants that use natural gas as a fuel source are increasingly on the margin and therefore are setting the forward price of power in the New England Power Pool ("NEPOOL"). Accordingly, the price of power in NEPOOL is highly dependent on the price of natural gas.

     For the nine months ended September 30, 2004, BayCorp reported a net loss of approximately $2,253,000, or $3.79 per share, as compared to a net loss of approximately $2,663,000, or $0.88 per share, for the nine months ended September 30, 2003. The decrease in net loss for the nine months ended September 30, 2004 as compared to the same period in 2003 was primarily attributable to other income, which increased approximately $500,000, or 66.1%, from $756,000 for the nine months ended September 30, 2003 to $1,256,000 for the nine months ended September 30, 2004. This increase was primarily attributable to the final reconciliation and termination of certain escrow accounts that had been funded for potential closing adjustments and other costs specific to the Company's sale of its interests in the Seabrook Nuclear Power Plant in November 2002. In addition, the Company recognized an extraordinary gain of $278,000 in the nine months ended September 30, 2004 upon the consolidation of HoustonStreet.

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     Operating revenues increased $925,000, or approximately
30.9%, to $3,919,000 for the nine months ended September 30, 2004 as compared to $2,994,000 for the nine months ended September 30, 2003. The increase in revenues in 2004 was primarily attributable to revenues of $479,000 from the sale of electricity generated by Great Bay Hydro and HoustonStreet revenues of approximately $398,000.

     Operating expenses for the nine months ended September 30, 2004 decreased approximately $1,011,000, or 17.8%, from $5,688,000 for the nine months ended September 30, 2003 to $4,677,000 for the nine months ended September 30, 2004. Operating expenses for the nine months ended September 30, 2004 included Great Bay Hydro expenses of approximately $293,000 and HoustonStreet expenses of approximately $361,000. The reduction in operating expenses was primarily attributable to a decrease in administrative and general expenses. The Company has undertaken numerous cost savings measures that have reduced administrative and general expenses approximately $1,042,000, or 40.8%, to $1,510,000 for the nine months ended September 30, 2004 as compared to $2,552,000 for the nine months ended September 30, 2003.

About BayCorp

     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has three wholly owned subsidiaries including Great Bay Power Marketing, Inc., which purchases and markets power on the open market, BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments and Great Bay Hydro which was formed for the purpose of holding the generating facilities in Vermont acquired from the Vermont Electric Division of Citizens Communications Company on April 1, 2004. As of May 1, 2004, BayCorp had a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange. Prior to May 1, 2004, BayCorp held a minority interest in HoustonStreet.

Forward Looking Statements

Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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                              BAYCORP HOLDINGS, LTD
                               STATEMENT OF INCOME
                                   (UNAUDITED)
            (Dollars in thousands, except shares and per share data)



                                                   Three Months Ended         Nine Months Ended
                                                      September 30,             September 30,
                                                   2004         2003           2004          2003
                                                   ----         ----           ----          ----
Operating Revenues                                $1,442       $1,007        $3,919         $2,994
Operating Expenses                                 1,499        1,798         4,677          5,688
                                                  ------       ------        ------      ---------
Operating Loss Before Mark to Market of
  Energy Contracts                                   (57)        (791)         (758)        (2,694)
Unrealized Loss on Energy Contracts                 (648)        (140)       (3,000)          (725)
                                                  ------       ------        ------      ---------
Operating Loss                                      (705)        (931)       (3,758)        (3,419)
Other Income (Deductions) - net                      486           (5)        1,256            756
                                                  ------       ------        ------      ---------
Loss before
   Income Taxes, Minority Interest and
    Extraordinary Item                              (219)        (936)       (2,502)        (2,663)
Income Taxes                                         (13)           0           (13)             0
Minority Interest Income                             (18)           0           (16)             0
                                                 -------       ------        ------      ---------
Net Loss before Extraordinary Item                  (250)        (936)       (2,531)        (2,663)
Extraordinary Item - Gain on Consolidation
  of Subsidiary                                        0            0           278              0
                                                 -------      -------       -------      ---------
Net Loss                                           ($250)       ($936)      ($2,253)       ($2,663)
                                                 =======      =======       =======      =========

Weighted Average Shares Outstanding - Basic      560,612      646,917       594,143      3,019,622
Weighted Average Shares Outstanding - Diluted    560,612      653,357       594,143      3,019,622
Basic Net Loss Per Share before
  Extraordinary Item                              ($0.45)      ($1.45)       ($4.26)        ($0.88)
Diluted Net Loss Per Share before
  Extraordinary Item                              ($0.45)      ($1.45)       ($4.26)        ($0.88)
Basic Net Income Per Share -
  Extraordinary Item                                   -            -         $0.47              -
Diluted Net Income Per Share -
  Extraordinary Item                                   -            -         $0.47              -
Basic Net Loss Per Share                          ($0.45)      ($1.45)       ($3.79)        ($0.88)
Diluted Net Loss Per Share                        ($0.45)      ($1.45)       ($3.79)        ($0.88)


As of September 30, 2004, there were 557,945 shares of common stock outstanding.

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